CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

March 18, 2013

5:00 p.m. ET

Operator:	Good afternoon. My name is (Aimee) and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corp Year-End 2012 Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Norwood, Chief Financial Officer, you may begin your conference.

Ralph Norwood: Thank you, operator. Good afternoon, everyone. Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’ operations and environment. These uncertainties include economic conditions, market demands, and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement.

Now to the results of the fourth quarter and total year 2012. Our revenues for the quarter totaled $4.1 million, down 2 percent from the $4.2 million earned in the fourth quarter of 2011. Despite the slight drop in sales, we were able to increase gross margin from 6 percent in the fourth quarter of last year to 8 percent in the fourth quarter of this year, reflecting improvements in our manufacturing operations.

Perhaps more significant is the fact that our fourth quarter revenues in 2012 represent a 50 percent increase versus the $2.7 million generated in the third quarter of the year. As Grant will discuss in more detail later in the call, the largest share of this increase occurred in our traction business.

Selling, general and administrative expenses in the quarter were up 7 percent versus the fourth quarter last year. This increase was due in large part to spending associated with an overseas patent issue. Interest expense was up due to borrowing on our line of credit, offset in part by a reduction in our outstanding capital leases.

We also benefited from tax credits as we did last year. In both the fourth quarter this year and the fourth quarter last year, these credits offset the majority of our pretax losses as we trued-up our total year accrual. As you will note, we have nearly $2.8 million of deferred tax assets on our balance sheet and we’re confident that we will be able to use them. None of these credits expired before 2020 and they will shield approximately $7 million of future pre-tax earnings.

Turning now to the balance sheet, our days sales outstanding, our DSOs, decreased from 66 days at year-end last year to 63 days at the end of 2012. As you will know from our history, we rarely incurred bad debts reflecting well on our strong customer-based and tight controls on credit.

Inventories were down significantly in the quarter to $2.5 million after having exceeded $3 million at the four previous quarter ends. We had built inventories to meet a major customer’s forecast as prescribed in our agreement with them. However, actual demand fell significantly short of their projections and it was not until this quarter that we were able to bring this back in line.

Our net book value of fixed assets declined for the four consecutive quarters as we spent less than $10,000 in capital expenditures well below the $175,000 of depreciation and amortization. This decision to tightly control CAPEX was a reason our capital leases were at the lowest level in over four years. Payables and accruals in total were in line with historical levels.

Finally, our net cash balance, that is cash less bank borrowings, remained flat in the quarter at a negative $200,000. We were able to operate on a cash breakeven basis in the fourth quarter despite experiencing over a $700,000 increase in receivables due to the large increase in revenues. We were able to achieve this breakeven point by reducing inventories and prudently managing capital expenditures as cited earlier.

Finally, our current ratio was a healthy 2.2 times at the end of the quarter. And our debt to equity ratio remained at 0.4.

At this point, I would like to turn the call over to Grant who will offer his comments and our results for the quarter and add his perspective for the coming quarters.

Grant Bennett: Thank you, Ralph. And thanks to all of you for joining us. In our conference call in last August I indicated that we expected demand would increase in the fourth quarter; in our November conference call, we confirmed that outlook. I’m delighted to issue the results today showing that indeed there was a substantial uptick in demand in the fourth quarter. As Ralph has indicated, our fourth quarter revenues were up 50 percent compared to our third quarter revenues.

In our conference call last November, we touched on some of the key factors that were affecting both our decline in revenues and reasons why we were looking for an uptick in the fourth quarter. Let me return to some of those factors as well as talk a little bit about our outlook for 2013.

First, what we call the traction business refers to motor control modules used in trains and subway cars. As most of you know, we primarily sell to European module manufacturers who in turn sell their modules on the worldwide market. Approximately 40 percent of the worldwide demand for modules used in trains is coming out of China. Even though we sell primarily in the Europe, 40 percent of our European customers’ demand, is in fact, from China. This market has been growing over time and has been quite predictable. We’ve commented several times on the high speed train crash in China in June of 2011; as a result of that crash, China suspended railway construction. This rippled down through the supply chain throughout 2012; we are pleased that this issue in now in the past and the Chinese have resumed construction and the associated purchases. P of what we see in Q4 is the return of underlying demand in China generating demand for our customers and for us. We continue to see approximately a 10-year rail build out program in China.

Despite the decline in demand in 2012 in Europe itself, there has been incremental improvement in the macroeconomic environment in Europe and our European customers are now forecasting continued improvement in the underlying demand in Europe for our traction products.

As Ralph indicated, increased shipment of traction products account for a significant portion of the increased demand in the fourth quarter compared to the third quarter.

We use the term “traction” but we are really referring to high power IGBT modules; IGBTs are a type of semiconductor. These modules are also used in wind turbines and increasingly, they’re being used in high voltage power transmission. They are penetrating markets and taking share away from older technologies. This is a little bit of a simplistic explanation, but essentially they’re replacing many types of transformers to step up or step down the voltage in high voltage electrical transmission.

A number of outside groups that have done studies on market growth rates; all of the studies we have seen predict at least a 15 percent compound annual growth rate in the demand for high power IGBT modules over the next several years. We’re delighted to be participating in this growth market.

The second important market for us is the market for motor control modules going into hybrid and electric cars. We indicated on our previous calls that some of the model introductions were delayed compared to the forecast that we were given and, demand was lower compared to the forecast that we were been given by our customers. Part of the increase in the fourth quarter comes from this segment. The specific car models that incorporate our current generation products that were forecast to go into production at various points in 2012 are indeed now in production. We are confident that the forecast that our customers are giving us will be more accurate in 2013 than they’ve been in 2012.

Our tier-one customers continue to sell the hybrid drive subsystems which use our products into new car models. Since the last time we spoke at least one car maker has adopted a subsystem incorporating our parts into what we view as a relatively higher volume hybrid vehicle.

We have commented several times that we have been very active in selling and marketing baseplates for motor control modules in Japan. We have been marching down the very methodical and thorough qualification process with several of the large Japanese customers. Let me just say that we continue to be making excellent progress there and that we’re confident that our shipments into Japan will begin in this year.

Let me touch on our hermetic packaging product line. Our primary target in this market is to introduce AlSiC as a component in hermetic packages and we continue to make good progress there. This part of the business does have a number of defense-related applications. We are seeing some delays associated with sequestration as everybody is in the mode of just trying to sort out what the impact of that will be. Nonetheless, our revenues are up and we believe it will continue to be up in 2013 in that area.

Let me provide a brief update of our armor and structural activities. Once again, our primary funding source for armor has been the Army Research Laboratory. The contract we have with them is coming to an end in 2013. We are confident based on the outstanding results that we have achieved that there will be some level of funding provided by the Department of Defense for continued development. But I’m sure you can fully appreciate that there’s uncertainty as to exactly what that will be given the challenge of sequestration.

By way of summary, the various negative elements that affected our revenue and resulted in a fairly significant decline in revenue in 2012 have essentially all been resolved with the caveat that, of course, the economic situation in Europe is not fully resolved. But it is more positive than it was a year ago. We see our demand moving back in to the true underlying demand that exist in our markets as we look at 2013.

Let me comment more specifically on growth opportunities… we see significant growth in the IGBT traction area both within our current customers and in Japan; we see that growth not only in the train market but we see the growth also coming from demand in other applications such as power transmission and wind turbines. We see continued growth in the hybrid and electric car area.

Let me stop there and we welcome any questions.

Operator:	At this time if you’d like to ask a question, please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again, that is star one for question. Your first question comes from the line of Michael P. Epstein.

Michael P. Epstein: Gentlemen, yes. What’s your inquiries of the new products? And what new markets do you think your product – your products have application for? And I guess, the second part of the question was, you know, backlog. What is your backlog at the current time? And what kind of delivery time is that?

Grant Bennett: Let me comment on new products. One way to think about this is that we have certain market segments or application areas where we are very active such as the market for motor control modules that I have commented on. As we work with our primary customers on an ongoing basis, we are prototyping and developing the next generation products for their applications. And so if you look at our backlog today, you would see that in addition to the recurring revenue products, there are many, many prototype orders where we are providing products to our customers who are developing their next generation products.

Let me just comment on the backlog. In the past, we have reported on our backlog as a specific dollar amount. In our 10-K which will shortly be available, we have stopped doing that simply because the number is difficult to understand. Most of our customers where we have recurring revenue have an annual price negotiation with us; we agree on a price based on a forecast that they give us of their annual demand. And then we ship product usually in a consigned inventory situation to their production facility. The sale occurs when they actually pick the product from their warehouse. And this is a method originally developed by Dell that has really spread throughout much of industry.

What we have is a price agreement and a forecast but it’s not a legally binding backlog. And, therefore, even though most of our customers are reasonably good in terms of forecasting, we’ve chosen to not report on our backlog. As we have carefully reviewed the forecasts for 2013 and as we have judgmentally adjusted them based on our own assessment of the underlying conditions, we are looking at demand in 2013 that is certainly significantly higher than we experienced in 2012.

Michael P. Epstein: OK. I guess my next question is for Ralph. When are you going to become – what level of volume on a quarterly basis do you need to become cash flow positive?

Ralph Norwood: That’s a very good question, Michael. And I’ll start off by saying, of course, it depends a lot on the product mix as we have different margins on different products. But order of magnitude, $4-1/2 million would be – per quarter about breakeven from a cash standpoint. And as I look into the first half of this year, I would say that the good chance will be cash breakeven for the first half.

Michael P. Epstein: OK. And, I think, you said – how much cash you have on the balance sheet now? Because I have a number 2.2 but is that a net negative number 2.2?

Ralph Norwood: At the end of the year…

Michael P. Epstein: All right.

Ralph Norwood: …from a cash standpoint, we had $300,000 of cash and $500,000 of debt. So, I view that as minus $200,000 net cash.

Michael P. Epstein: OK. And as you anticipate 2013, do you see yourself needing to obtain more financing?

Ralph Norwood: No. We have a line of credit with Sovereign Bank up to $2 million provided that we have the borrowing capacity supported by receivables. We expect that line to be renewed in May as it has for the last several years. And we feel that even with this kind of growth where you have higher receivables that we’ll be able to manage well within that situation. And as I said, for the first half of the year, we have some visibility and I think, order of magnitude, we’d be flat with cash through the first half.

Michael P. Epstein: OK. Well, thank you.

Operator:	Again, if you would like to ask a question, please press star one on your telephone keypad.

Your next question comes from the line of Dan Capozzo.

Dan Capozzo: Yes. Good afternoon, guys. First of all…

Grant Bennett: Hi, Dan.

Dan Capozzo: …I appreciate you guys holding a conference call and providing all these transparencies. It’s very helpful.

Grant Bennett: Thank you.

Dan Capozzo: You mentioned the new high volume hybrid vehicle win. The question was, does that fall under your prior announced agreement with the tier-one customer or is that a new?

Grant Bennett: Yes, it does. This part is covered by that agreement. As we have commented before that particular agreement covers parts which our customer sells into Audi, Mercedes, a Smart vehicle, and some Renault vehicles.

Dan Capozzo: Excellent. And then you – also in the past, you also mentioned that you received some good design activity or at least some progress from the non-hybrid automotive type applications. Any update there?

Grant Bennett: Yes. We don’t have any recurring production in that area but if you look at the auto industry the electronic content is increasing in cars with internal combustion engines. For example, the engine control module itself is a very sophisticated computer. T engine compartment in a traditional internal combustion car is a challenging environment for any electronics to survive. The fundamental attributes that our material brings, thermal expansion matching and thermal conductivity are attractive to designers who are working on things like the engine control module for internal combustion cars.

We don’t currently have any product in the engine control module in recurring production but we believe that we will over time. We’ve had some prototypes going to a customer who is working on a next generation engine control module.

Dan Capozzo: Excellent. And this the final question also the new products. If you look at the number of patents that are filed that mentioned AlSiC, a high percentage of these most recently are used for high powered light emitting diodes. Anything – any design activity there?

Grant Bennett: Very good question. The crisp answer is we have an occasional prototype order. We have looked at this market in some detail. An LED, of course, is a very small integrated circuit. The LED tends to be so small itself that the expansion rate mismatch between the LED and typically copper or even aluminum is not a major problem unless there is a very tight and a larger array of LEDs. So as it relates to many LED applications, we don’t think there’s a role for us but the products that we have been involved with, for which we do believe we have a role, are LED applications with dense arrays. We have had discussions with several automotive lighting companies where LED headlights are another example of a tight close array, we have also made prototypes for use in LED projection bulbs.

So we think that there is an opportunity in the high power very, very space constrained LED arrays.

Dan Capozzo: OK, perfect. Thank you.

Operator:	Your next question comes from the line of Fred Mulligan.

Fred Mulligan: Hey, you guys.

Ralph Norwood: Hey, Fred.

Grant Bennett: Hey, Fred.

Fred Mulligan: You’re involved in some of the – potentially some of the biggest areas that we have in front of us. And so what is the focus doing R&D? Because essentially that might be the future for you, guys. Hopefully it is. Can you talk about that a little bit?

Grant Bennett: Certainly. Our R&D really is focused in two areas. One area is in armor and structural application. We have a desire to diversify our sources of revenue, and armor and the structural applications are, of course, completely independent of the electronic applications. Our fundamental process technology is directly applicable there. Our goal there given the very long development cycles has been to seek to obtain external funding for that R&D. We’ve been able to do that for a number of years.

The second area for our R&D is to focus on making significant improvements in what we offer our customers in our current product areas. So without going in to detail, we have a program internally where we are working on the next generation base plate for traction modules that would provide the customer with both a meaningful cost reduction and a significant performance improvement. If we’re successful in that development, not only would it solidify our position in that market but it would allow us to penetrate new applications for the use of motor control modules that currently we’re not participating in. Applications like control modules that would go into industrial equipment such CNCs.

We’re deeply engaged with our customers in this area. For example, we literally have a weekly R&D conversation – conference call with one of our main European customers. And we’re very closely linked with them as they look at their next generation products.

Fred Mulligan: This sounds like incremental pickups from my perspective. Is there anything in terms of creating a lot of excitement that you might be working on or whatever? Because that seems to me that this to be where the future is for you guys rather than incremental pickups.

Grant Bennett: I – yes, I hear you. We don’t have any specific announcements that we’ll be making imminently. But we continue to have activities in what internally we call breakout opportunities which could generate significant growth. The nature of this business is – there’s a an initial step of getting designed in and we, of course, would like to be designed in to very high volume products in addition to the intermediate and the lower volume, higher performance products. You know, we’d love to be – for example, in the Toyota Prius in addition to some Audi hybrid vehicles. We are not in the Prius, but we are working on those kinds of application even as we speak.

Fred Mulligan: Do people come to you, that is clients, where a potential customer is asking what you can do with those areas?

Grant Bennett: Yes, they do. They absolutely do.

Fred Mulligan: OK. Well, thank you and good luck.

Grant Bennett: Thank you.

Ralph Norwood: Thank you.

Operator:	Again, if you would like to ask a question, please press star one on your telephone keypad.

And there are no further questions at this time.

Grant Bennett: Let me thank all of you for joining the call. We appreciate your support. We welcome you to call anytime. And if you’re in the Boston area, we welcome you to visit as well.

Ralph Norwood: And we’ll be back talking in about seven weeks.

Grant Bennett: That’s correct, with our first quarter results. Thanks very much and we’ll sign off.

Operator:	This concludes today’s conference call, you may now disconnect.

END